Exhibit 99.1

For Immediate Release:	July 11, 2011
Home BancShares, Inc. Announces Repurchase of Preferred Shares from the U.S. Treasury Under the TARP Capital Purchase Program
     Conway, AR — Home BancShares, Inc. (NASDAQ GS: HOMB) today announced that on July 6, 2011, the Company repurchased all 50,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued by the Company to the United States Department of Treasury (the Treasury) in January 2009 in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program (CPP). The Series A preferred shares were repurchased by the Company pursuant to a letter agreement between the Treasury and the Company, dated July 6, 2011, for a total repurchase price of approximately $50.4 million, including $354,167 in dividends accrued since the Company’s last quarterly dividend payment to the Treasury. This repurchase is expected to decrease the Company’s leverage and total risk-based capital ratios by approximately 120 and 180 basis points, respectively. After repurchase of the Series A preferred shares, the Company’s leverage and total risk-based capital ratios will continue to exceed the threshold required to remain “well-capitalized” under federal regulation.
     In connection with the repurchases of the Series A preferred shares, the Company has notified the Treasury of its intention to repurchase the warrant issued to the Treasury at the same time as the Series A preferred shares, under which the Treasury may purchase up to 158,471.50 shares of the Company’s common stock at a price of $23.664 per share. If the Treasury approves the Company’s repurchase of the warrant, the repurchase price will be based on the fair market value of the warrant as determined by the Company and approved by the Treasury.

     “The money we received from our participation in the TARP program served its purpose of providing us with additional stabilization during these tough economic times,” said John Allison, Chairman. “Having completed this repayment, our capital position and balance sheet continue to be strong and we expect that position to continue to strengthen through our profitable results.”
     Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, and the Florida Panhandle. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”
     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, estimates regarding impairment charges, the ability to recover some portion of the impaired indebtedness and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

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FOR MORE INFORMATION CONTACT:
Brian S. Davis
Chief Accounting Officer &
Investor Relations Officer
Home BancShares, Inc.
(501) 328-4770